Exhibit 10.30

Grant No:

HHGREGG, INC.

2007 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

SERVICE VESTING

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is dated as of June 2, 2011, between hhgregg, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in paragraph 1 below, currently residing at the address set out at the end of this Agreement (“you” or the “Participant”).

1. Grant of Restricted Stock Units. Pursuant to the hhgregg, Inc. 2007 Equity Incentive Plan (the “Plan”), the Company has granted to you an Award of that number of Restricted Stock Units set forth below as of the date of grant set forth below. Each Restricted Stock Unit subject to this Award represents the unsecured right to receive one share of the Company’s Stock following the end of the Restriction Period, subject to the restrictions, terms and conditions contained in this Award Agreement. You are not required to make any payment to the Company or its Affiliates (other than past and future services to the Company and its Affiliates) with respect to your receipt of this Award, the vesting of this Award, or the delivery of Stock in respect of this Award.

Participant

Number of Restricted Stock Units

Grant Date

Vesting Date

2. Award Subject to the Plan. This Award shall be subject to the terms and conditions of the Plan, which are hereby incorporated by reference. Except as otherwise expressly provided herein, in the event of any conflict between the terms of this Award Agreement and the Plan, the terms of the Plan shall control. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

3. Restriction Period. This Award shall be subject to a Risk of Forfeiture which shall lapse if you remain continuously in service as an employee, consultant or director of the Company or an Affiliate through to the Vesting Date set forth above. Except as set forth below, if your employment or other association with the Company and its Affiliates ends prior to the Vesting Date for any reason, including because of your employer ceasing to be an Affiliate of the Company, your Award shall be forfeited in its entirety and you will have no further rights with respect to the Restricted Stock Units subject to this Award. Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which your reemployment rights, if any, are guaranteed by statute or by contract.

4. Death or Disability. If prior to the Vesting Date your employment or other service association with the Company and its Affiliates as an employee, consultant or director ends due to your death or is involuntarily terminated by the Company or an Affiliate of the Company by reason of your total and permanent disability, as determined under the long-term disability plan maintained by the Company or an Affiliate of which you are a participant, the Risk of Forfeiture with respect to that percentage of your Award of Restricted Stock Units that is equal to (i) the number of whole and partial months of service you have completed since the date of grant; divided by (ii) thirty-six, with any fractional Restricted Stock Units rounded down, shall immediately lapse.

5. Change of Control. Upon a Change of Control prior to the termination of your employment or other association with the Company and its Affiliates, any Risk of Forfeiture applicable to your Award of Restricted Stock Units shall lapse in its entirety.

6. Form and Timing of Payment. Payment of Restricted Stock Units for which the Risk of Forfeiture has lapsed shall be made in a single lump sum following the end of the Restriction Period. The Company will deliver to you that number of shares of Stock equal to the number of vested Restricted Stock Units subject to your Award within thirty (30) days following the last day of the Restriction Period. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

7. No Voting or Right to Dividend Equivalents. Your Restricted Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a shareholder of the Company unless and until your Restricted Stock Units are settled by issuing shares of Stock. No adjustments will be made for dividends or other rights if the applicable record date occurs before your shares of Stock are issued.

8. Transfer of Award. Except as set forth in the Plan, your Award is not transferable, and may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

9. Withholding. Prior to the date of settlement of your Award of Restricted Stock Units, you shall remit to the Company or its Affiliate, as applicable, an amount sufficient to satisfy federal, state, local or other withholding tax requirements with respect to your Award. You further acknowledge that the Company and its Affiliates have the right to deduct from payments of any kind otherwise due to you any federal, state, local or other taxes of any kind required by law to be withheld with respect to the grant, vesting or settlement of your Award. However, if the Committee, acting in its sole discretion, so permits, you may elect to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares of Stock to satisfy your tax obligations, subject to any restrictions or limitations that the Committee deems appropriate; provided, however, that the number of such shares of Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum required statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Unless the tax withholding obligations of the Company and its Affiliates are satisfied, the Company shall have no obligation to deliver to you any Stock.

10. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt of this Award or the shares of Stock to be issued hereunder or upon the sale or other disposition of such Stock. You represent and warrant that you have reviewed with your own tax and/or financial advisors the federal, state, local and other tax consequences of the transactions contemplated by this Award Agreement, and that you are relying solely on such advisors and not on any statements or representations of the Company or any of its Affiliates or agents. You understand that you (and not the Company or its Affiliates) are solely responsible for any income tax liability that may arise in connection with the grant, vesting or settlement of the Award of Restricted Stock Units under this Award Agreement.

11. Not a Service Contract. This Award Agreement is not an employment or service contract. Nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or other service of the Company or an Affiliate. Nothing in your Award shall be deemed to require the Company or an Affiliate to continue your employment or other service association, or to interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate your employment or other service arrangement or to increase or decrease, or otherwise adjust, the other terms and conditions of your employment or other association with the Company and its Affiliates.

12. Amendment. The Committee may amend the terms of this Award Agreement, prospectively or retroactively, provided that the Award Agreement as amended is consistent with the terms of the Plan. Notwithstanding the foregoing, except as set forth in the Plan, no amendment or modification of this Award Agreement by the Committee shall impair the rights of the Participant without the Participant’s consent.

13. Section 409A of the Code. It is intended that this Award and any amounts payable under this Award shall be exempt from Section 409A of the Code as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4), and the provisions of this Award Agreement shall be construed and interpreted in accordance with such intentions and to avoid the imputation of any additional tax, penalty or interest under Section 409A of the Code.

14. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

15. Participant’s Acknowledgments. By accepting this Award and signing this Award Agreement below, you acknowledge that you: (i) have read this Award Agreement; (ii) understand that a copy of the Plan is available upon request from the Company; (iii) have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or have voluntarily declined to seek such counsel; (iv) understand the terms and consequences, including the tax consequences, of this Award Agreement and the Award; (v) are fully aware of the legal and binding effect of this Agreement; (vi) accept the Award subject to all the terms and conditions of the Plan and this Award Agreement; and (vii) agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Award or this Award Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

HHGREGG, INC.

By:	By:

Jeremy Aguilar	Signature of Participant

Chief Financial Officer